Exhibit 99.1

FROM:	MSA (Mine Safety Appliances Company)
Ticker: MSA (NYSE)
Contact: Mark Deasy – (724) 741- 8570

FOR IMMEDIATE RELEASE

MSA Announces Record Third Quarter Sales and Earnings

•    Quarterly Sales Increase 23% to $298 million

•    Net Income Doubles to $20 million

•    EPS Increases to $0.54 per basic share

PITTSBURGH, October 27, 2011 – MSA (NYSE: MSA) today announced that net sales for the third quarter of 2011 were a record $298 million compared with $242 million for the third quarter of 2010, an increase of $56 million, or 23 percent. Net income in the third quarter 2011 was a record $20 million, or 54 cents per basic share, an increase of $10 million, compared with $10 million, or 27 cents per basic share, for the same period last year. Excluding the impact of General Monitors, our recent acquisition, organic sales increased $34 million, or 14 percent, while income increased $5 million, or 50 percent.

“It is certainly gratifying to see the solid progress our team is making in executing our strategy,” said William M. Lambert, MSA President and CEO. “For the quarter we achieved good revenue growth across most of our core industrial product lines in both emerging and developed markets. In particular, our fall protection business performed very well, growing 21 percent when compared to the same quarter a year ago, and gas detection grew 13 percent. When we factor in the impact of General Monitors, our quarterly gas detection sales grew 51 percent. Additionally, I am encouraged by the 300 basis point improvement we achieved in gross profit margins across all of our products in both developed and emerging markets. While the economic environment remains volatile and an ever-present concern, our most recent results reflect the commitment of our team and the success they are having in generating growth in what continues to be a challenging marketplace,” he added.

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Third quarter sales in the company’s North American segment increased $32 million, or 28 percent, versus the same period of 2010. Organic sales increased $16 million, or 14 percent, while the company’s recent acquisition of General Monitors increased sales by $16 million in the quarter. Organic sales of gas detection products increased $4 million, while sales of head protection and fall protection products were both up $2 million on higher shipments to core industrial markets. Shipments of ballistic helmets to the military were $6 million higher in the quarter.

Sales in the company’s European segment increased $10 million, or 17 percent, when compared to the third quarter of 2010. Currency translation effects increased third quarter European segment sales, when stated in U.S. dollars, by $5 million, primarily related to a stronger euro. Local currency organic sales decreased $1 million, while the acquisition of General Monitors increased sales in our European segment by $6 million in the quarter. Local currency organic sales in core industrial markets increased $6 million, while sales in military markets increased $1 million. These increases were offset by an $8 million decrease in shipments to fire service markets.

Sales in MSA’s International segment increased $14 million, or 21 percent, in the third quarter of 2011. On a local currency basis, sales increased $9 million reflecting strong product demand in Latin America and Asia, primarily in industrial markets across a broad group of product lines. Currency translation effects increased second quarter International segment sales, when stated in U.S. dollars, by $5 million, primarily related to a strengthening of the Australian dollar, Brazilian real, and South African rand.

Net income in MSA’s North American segment increased $6 million in the third quarter of 2011 when compared to the same period of 2010. The North American segment income includes net

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income of $3 million related to General Monitors. Excluding the impact of General Monitors, North America net income increased by $3 million on higher organic sales and gross profits, partially offset by an increase in operating expenses associated with the previously discussed sales growth.

MSA’s European segment earned income of $2 million in the quarter, compared to income of $0.3 million for the same period of 2010. This improvement in net income is primarily related to the addition of General Monitors.

Net income in MSA’s International segment was $3 million higher in the third quarter of 2011. This increase was primarily related to higher sales in China and Latin America, and improved gross profits across the segment, which were partially offset by higher operating costs. Currency translation effects increased current quarter International segment net income, when stated in U.S. dollars, by approximately $1 million.

“Our focus now is to build upon the momentum we have had for much of the year, “Mr. Lambert said. “While we are committed to driving revenue growth and improvements in profitability through the remainder of 2011 and into 2012, we are keeping a watchful eye on the economic conditions that may impact demand for our products throughout the world. We continue to closely monitor the global economic situation and, if it changes, we are prepared to act quickly to minimize the impact of a downturn,” Mr. Lambert concluded.

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About MSA:

Established in 1914, MSA is a global leader in the development, manufacture and supply of safety products that protect people’s health and safety. Sophisticated safety products typically integrate any combination of electronics, mechanical systems and advanced materials to protect users against hazardous or life-threatening situations. The company’s comprehensive line of products is used by workers around the world in the fire service, homeland security, construction and other industries, as well as the military. Principal products include self-contained breathing apparatus, gas masks, portable gas detection instruments, fixed instruments for flame and gas detection, head protection products, respirators and thermal imaging cameras. Through a joint venture with MCR Safety of Memphis, Tenn., the company also provides a broad range of consumer and contractor safety products through retail channels. These products are marketed and sold under the Safety Works brand. MSA has annual sales of approximately $1 billion, manufacturing operations in four continents, and 42 international locations. Additional information is available on the company’s Web site at www.msanet.com.

Cautionary Statement Regarding Forward-Looking Statements:

Except for historical information, certain matters discussed in this press release may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements, including without limitation all projections and anticipated levels of future performance, involve risks, uncertainties and other factors that may cause our actual results to differ materially from those discussed herein. Actual results can be affected by any number of factors, many of which are outside of management’s control. Among the factors that could cause such differences are global economic conditions, spending patterns of government agencies, competitive pressures, product liability claims, the success of new product introductions, currency exchange rate fluctuations, the identification and successful integration of acquisitions and the risks of doing business in foreign countries. These risks, uncertainties and other factors are detailed from time-to-time in our filings with the United States Securities and Exchange Commission (“SEC”). You are strongly urged to review all such filings for a more detailed discussion of such risks and uncertainties. MSA’s SEC filings are readily obtainable at no charge at www.sec.gov, as well as on a number of other commercial web sites.

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Mine Safety Appliances Company

Condensed Consolidated Statement of Income (Unaudited)

(In thousands, except earnings per share)

	Three Months Ended September 30		Nine Months Ended September 30
	2011	2010	2011	2010
Net sales	$298,241	$242,019	$869,473	$691,626
Other income, net	2,398	1,039	4,353	2,359

	300,639	243,058	873,826	693,985

Costs and expenses
Cost of products sold	177,353	151,340	519,179	428,268
Selling, general and administrative	78,621	61,185	227,382	184,005
Research and development	9,663	7,938	29,646	23,956
Restructuring and other charges	1,004	2,082	6,118	11,509
Interest	3,198	1,686	10,423	4,911
Currency exchange losses (gains)	431	3,545	986	(90)

	270,270	227,776	793,734	652,559

Income before income taxes	30,369	15,282	80,092	41,426
Provision for income taxes	10,188	5,297	26,934	14,387

Net income	20,181	9,985	53,158	27,039
Net income attributable to noncontrolling interests	(209)	(382)	(285)	(703)

Net income attributable to Mine Safety Appliances Company	19,972	9,603	52,873	26,336

Earnings per share attributable to Mine Safety Appliances Company common shareholders
Basic	$0.54	$0.27	$1.44	$0.73

Diluted	$0.54	$0.26	$1.42	$0.72

Dividends per common share	$0.26	$0.25	$0.77	$0.74

Basic shares outstanding	36,236	35,917	36,206	35,819
Diluted shares outstanding	36,799	36,391	36,817	36,366

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Mine Safety Appliances Company

Condensed Consolidated Balance Sheet (Unaudited)

(In thousands)

	September 30, 2011	December 31, 2010

Current assets
Cash and cash equivalents	$58,822	$59,760
Trade receivables, net	204,675	198,551
Inventories	157,299	150,581
Other current assets	60,316	68,497

Total current assets	481,112	477,389

Property, net	154,465	156,789
Prepaid pension cost	129,768	121,631
Goodwill	262,283	263,089
Other non-current assets	195,545	178,290

Total	1,223,173	1,197,188

Current liabilities
Notes payable and current portion of long-term debt	$8,523	$10,163
Accounts payable	53,511	58,460
Other current liabilities	115,340	113,118

Total current liabilities	177,374	181,741

Long-term debt	377,063	367,094
Pensions and other employee benefits	127,821	126,479
Deferred tax liabilities	48,574	49,177
Other non-current liabilities	17,320	16,647
Equity	475,021	456,050

Total	1,223,173	1,197,188

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Mine Safety Appliances Company

Segment Information (Unaudited)

(In thousands)

	Three Months Ended September 30		Nine Months Ended September 30
	2011	2010	2011	2010

Net sales
North America	$143,547	$111,915	$412,154	$327,803
Europe	71,696	61,539	211,403	174,569
International	82,998	68,565	245,916	189,254

Total	298,241	242,019	869,473	691,626

Net income (loss)
North America	$18,839	$12,621	$44,773	$31,133
Europe	1,859	280	5,540	(5,483)
International	6,666	3,800	20,509	11,727
Reconciling	(7,392)	(7,098)	(17,949)	(11,041)

Total	19,972	9,603	52,873	26,336

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